EXHIBIT 99.1
MGI PHARMA UPDATES OUTLOOK FOR FIRST QUARTER
MINNEAPOLIS—(BUSINESS WIRE)—April 13, 2006—MGI PHARMA, INC. (Nasdaq:MOGN), an oncology- and acute care-focused biopharmaceutical company, today announced that for the first quarter of 2006, it expects total revenue to be approximately $78 million and loss per share in the range of ($0.03) to ($0.05).
Sales of Aloxi(R) (palonosetron hydrochloride) Injection are expected to total approximately $63 million for the first quarter of 2006. The Company had previously indicated that it did not expect Aloxi Injection sales to increase from the fourth quarter of 2005 to the first quarter of 2006, and had anticipated a net loss for the first quarter of 2006. Sales of Aloxi Injection during the fourth quarter of 2005 were approximately $67 million. The sequential decrease in Aloxi Injection sales is primarily due to fewer emetogenic chemotherapy administrations and a continued competitive market.
As previously expected, analysis of data for the first two months of 2006 indicates that fewer emetogenic chemotherapy regimens may have been administered to patients with the most prevalent types of cancer during the first part of this year as compared to fourth quarter levels. As a result of this underlying market dynamic, MGI PHARMA estimates that the total number of intravenous 5-HT3 receptor antagonist product doses administered for prevention of chemotherapy-induced nausea and vomiting (CINV) decreased by approximately 3% for the months of January and February as compared to October and November 2005. Despite this market environment, unit demand data demonstrates that Aloxi Injection continued to gain share from competing agents in both the hospital and clinic market segments. MGI PHARMA continues to project that sales of Aloxi Injection for 2006 will be in the range of $285 to $300 million.
“Although less chemotherapy was administered early in the first quarter, we are encouraged that Aloxi continued to gain share from competing agents. Based on our analysis of historical trends and early evidence from the oncology clinic market segment, we anticipate that chemotherapy administration will return to normal levels for the second through fourth quarters of 2006,” said Lonnie Moulder, President and Chief Executive Officer of MGI PHARMA. “We continue to believe that Aloxi is a best-in-class product with peak sales potential of $500 million for the CINV indication. We expect sequential growth for the second through fourth quarters of this year to be driven by deployment of our expanded acute care field team into the hospitals, implementation of our direct-to-consumer campaign and continued growth in the clinic segment of the market.”
Following the close of the market on Wednesday, April 19, 2006, the Company will issue its first quarter 2006 financial results news release. MGI PHARMA’s first quarter 2006 financial results conference call with investors will be broadcast live over the Internet at 5:00 p.m. ET on April 19, 2006. All interested parties are welcome to listen to this audio webcast at www.mgipharma.com. In addition to the live webcast, the presentation will be archived on the Company’s Web site for one week.
About MGI PHARMA
MGI PHARMA, INC. is an oncology- and acute care-focused biopharmaceutical company that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi(R) (palonosetron hydrochloride) injection and Gliadel(R) Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the increase in administration of chemotherapy during the remainder of 2006 and continued growth of Aloxi Injection market share in the emetogenic chemotherapy marketplace; and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements.

CONTACT:	MGI PHARMA, INC.
Jennifer Davis, 212-332-4381
IR@mgipharma.com
or
Noonan Russo
Brian Ritchie, 212-845-4200
Brian.Ritchie@eurorscg.com

SOURCE:	MGI PHARMA, INC.